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As filed with the Securities and Exchange Commission on May 17, 1999
Registration No 333-. _________
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               LAB HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)
 MISSOURI                                                          43-1039532
 (State or other jurisdiction                                (I.R.S. Employer
 of incorporation or organization)                     Identification Number)
         5000 West 95th Street, Suite 260, Shawnee Mission, Kansas 66207
                                 (913) 648-3600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               LAB HOLDINGS, INC.
                        1997 DIRECTORS' STOCK OPTION PLAN
                                   __________

                              John H. Calvert, Esq.
                               Lathrop & Gage L.C.
                        2345 Grand Boulevard, Suite 2800
                           Kansas City, Missouri 64108
                                 (816) 460-5807
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                P. Anthony Jacobs
                      President and Chief Executive Officer
                               Lab Holdings, Inc.
                        5000 West 95th Street, Suite 260
                          Shawnee Mission, Kansas 66207
                                 (913) 648-3600

                         CALCULATION OF REGISTRATION FEE

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Title of                                            Proposed
Each Class of                      Proposed         Maximum
Securities                         Maximum          Aggregate     Amount of
To Be           Amount to be       Offering Price   Offering      Registration
Registered      Registered(1)      Per Unit(2)      Price(2)      Fee
--------------------------------------------------------------------------------
Common Stock,
$1.00 par value......90,000           $14.50       $1,305,000        $363

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(1)      Plus  such  additional  amount which  may result from plan adjustments, stock splits, stock dividends or similar transactions with respect to undistributed shares.
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(2)      Pursuant to Rule 457(c) and (h), and solely for purposes of calculating the registration fee, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock of the Registrant as reported by The NASDAQ Stock Market, Inc. on May 13, 1999.
================================================================================
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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The information required by Part I is not being filed with the Commission in accordance with the Note to Part I of Form S-8 and Rule 428.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

     This Registration Statement covers the offering of Common Stock of Lab Holdings, Inc. (the "Company" or "Registrant") under the Lab Holdings, Inc.1997 Directors' Stock Option Plan. The Company hereby incorporates by reference the following documents:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1998;

         2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to above;

         3. The description of the Company's Capital Stock contained in its Registration Statement on Form 8-A under Section 12 of the Securities Exchange Act of 1934, filed May 19, 1988; and

         4. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         The Registrant is incorporated in Missouri. Under Section 351.355 of the General and Business Corporation Law of Missouri, a corporation has the
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power,  under  specified  circumstances,  to indemnify its directors,  officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the

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right of the  corporation,  by  reason  of the fact  that  they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit, or proceeding.

          The Registrant's Bylaws provide that directors and officers shall be indemnified to the full extent permitted or authorized under Missouri law. The Registrant's Bylaws also provide that no director of officer shall be liable to the Registrant for any loss or expense suffered by it on account of actions or omissions taken by him in such capacity if he (i) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his own affairs or (ii) took or omitted to take such action in reliance upon the advice of counsel or upon statements made or information furnished by directors, officers, employees or agents of the Registrant which he had no reasonable grounds to disbelieve.

         Section 351.355 also permits such persons to seek indemnification under any applicable bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 351.355 also permits a corporation to provide further indemnity, in addition to that otherwise contemplated by such section, if provided for in the Articles of Incorporation or a bylaw or agreement authorized by a stockholder vote, provided that no such indemnification can be made for conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Section 351.355 also permits corporations to maintain insurance for officers and directors against liabilities incurred while acting in such capacities whether or not the corporation would be empowered to indemnify such persons under this section.

         The Registrant has entered into Indemnification Agreements with its directors and officers and the nonemployee directors of LabOne under which it has agreed to indemnify such persons against expenses, judgments and fines incurred in connection with the defense or settlement of actions, suits or proceedings brought against them by a third party or in the right of the corporation, provided such persons' conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

         An Agreement and Plan of Merger between Lab Holdings, Inc. and LabOne , Inc. which is described in the Registrant's registration statement under the Securities Act of 1933, registration No. 333-76131 provides for certain indemnification for officers and directors as well as former officers and directors of the Registrant as described under "The Merger Agreement -
Indemnification" in the Joint Proxy Statement/Prospectus in the registration statement.

         The Registrant currently has directors and officers insurance that insures directors and officers of the Registrant with respect to claims made for alleged "wrongful acts" in their roles as directors or officers of the Registrant and its subsidiaries. The insurance also insures the Registrant for claims against the Registrant's directors or officers in situations in which the Registrant has an obligation to defend and/or indemnify its directors and officers.

Item 7.  Exemptions from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits

         (a) Exhibits are listed on the Exhibit Index to this Registration Statement.

         (b) Not Applicable. The Plan is not qualified under Section 401 of the Internal Revenue Code.

Item 9.  Undertakings

         (a)       The Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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                           (i)     To include any prospectus required by Section
         10 (a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii)  To  include  any  material   information  with
         respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

         Pursuant to requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 13 day of May, 1999.

                                      LAB HOLDINGS, INC.

                                      By s/P. Anthony Jacobs
                                         P. Anthony Jacobs, President and
                                         Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints P. Anthony Jacobs and Steven K. Fitzwater and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities & Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated on the dates indicated.

       Name                            Title                         Date

s/P. Anthony Jacobs          President, Chief Executive           May 13, 1999
  P. Anthony Jacobs          Officer and Director

s/Steven K. Fitzwater        Executive Vice President, Chief
  Steven K. Fitzwater        Operating and Financial Officer,
                             Treasurer, Secretary and
                             Director                             May 13, 1999

s/Linda K. McCoy             Vice President and Chief             May 13, 1999
  Linda K. McCoy             Accounting Officer

                             Director                             May __, 1999
  Lan C. Bentsen

s/John H. Robinson, Jr.      Director                             May 13, 1999
  John H. Robinson, Jr.





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                                  EXHIBIT INDEX



 Exhibit
 Number                                     Description
 -------                                    -----------

   4(a) Copy of Lab Holdings, Inc. 1997 Directors' Stock Option Plan, as amended (incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10- Q for the quarter ended September 30, 1998).

   5 Opinion of Lathrop & Gage L.C. concerning the legality of the securities being registered.

   23(a)          Consent of  Lathrop &  Gage L.C. (incorporated by reference to
                  Exhibit 5).

   23(b)          Consent of KPMG LLP.


































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